FIRST AMENDMENT
                                       TO
                            STOCK PURCHASE AGREEMENT


     THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT made this 30th day of June, 1997 between CLOPAY CORPORATION, a Delaware corporation ("Purchaser"), and MARCIA KAY RADELET and TIMOTHY P. HALOPOFF, as Co-Trustees of THE PAUL M. HALOPOFF TRUST, dated September 30, 1975, TIMOTHY P. HALOPOFF, as Trustee of THE HALOPOFF IRREVOCABLE TRUST, dated February 21, 1991, and MARCIA KAY RADELET, as Trustee of THE HALOPOFF FAMILY TRUST, dated October 14, 1985 (together, "Sellers"), and MARCIA KAY RADELET, individually.


                                    RECITALS


     WHEREAS, Purchaser, Sellers and MARCIA KAY RADELET entered into a certain STOCK PURCHASE AGREEMENT, dated June 4, 1997, (the "Stock Purchase Agreement"); and

     WHEREAS, Purchaser, Sellers and MARCIA KAY RADELET desire to amend the STOCK PURCHASE AGREEMENT in part as hereinafter provided.

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which the parties each acknowledge, the parties each agree as follows:

                                  DECLARATIONS

     1. Section 1.2 of the Stock Purchase Agreement is hereby amended in its entirety as follows:

          "1.2 Purchase Price. The purchase price agreed upon for the Shares as of May 31, 1996 was $39,500,000, based upon the net asset value of HHI as shown on the May 31, 1996 Financial Statements as defined in 4.12.1, subject to adjustment for the net asset value effect of the sale by HHI of certain excluded assets identified in Schedule 1.2(a) (the "Excluded Assets") to one or more of the Sellers as provided in 6.2.9(a).
     Accordingly, the purchase price to be paid to Sellers as of the Closing Date for the Shares (the "Purchase Price") shall be $39,500,000.00, adjusted as follows:

               (a) if the difference between (i) the Closing Net Asset Value (as that term is defined in 4.12.4) of HHI as of the Closing Date (after the sale of all of the Excluded Assets to one or more of the Sellers as provided in 6.2.9(a)) and (ii) the net asset value of HHI as of May 31, 1996 (as shown on the May 31, 1996 Financial Statements) is a positive number, then plus such difference; or if such difference is a negative number, then less such difference; and

               (b) subject to the "Purchase Price Adjustment", if any, provided for in 2.4.

     [To illustrate the parties' understanding of the method of calculation of the Purchase Price, Schedule 1.2(b) provides an example of the Purchase Price calculation, including the calculation of the Unadjusted Purchase Price, as stated in 2.1 below.]"

     2. Section 1.3 of the Stock Purchase Agreement is hereby amended in its entirety as follows:

          "1.3 Closing; Closing Date Payments of Unadjusted Purchase Price; Escrow.

               1.3.1 The closing of the transactions herein contemplated (the "Closing") shall occur on Tuesday, July 1, 1997, ("the Closing Date") at the offices of Anderson, Ablon, Lewis & Gale, LLP in Los Angeles, California, unless the parties hereto agree in writing to a different date and location. The effective time of the sale and purchase of the Shares and the effective time of the Closing shall be as of the opening of business on the Closing Date.

               1.3.2     At the Closing:

                    (a) Purchaser shall deliver to the escrow agent (the "Escrow Agent") under the escrow agreement among the Escrow Agent, Sellers, Purchaser and MARCIA KAY RADELET (the "Escrow Agreement") in the form attached hereto as Schedule 1.3.2 and entered into on or before the Closing Date, the sum of Four Million Two Hundred Fifty Thousand Dollars ($4,250,000.00), (the "Escrow Funds") in immediately available U.S. funds ("Immediately Available Funds"), by wire transfer to an escrow account ("Escrow Account") in the name of the Escrow Agent; and

                    (b) Purchaser shall deliver to Sellers the balance of the Unadjusted Purchase Price in Immediately Available Funds by wire transfer to a bank account, designated in writing at least two (2) business days prior to the Closing Date, by Sellers; and

                    (c) Sellers shall deliver certificates representing the Shares, duly endorsed in blank, or accompanied by stock powers duly executed in blank, in proper form for transfer to Purchaser with all signatures notarized, unless executed or endorsed at the Closing."

     3. Section 2.1.1 of the Stock Purchase Agreement is hereby amended in its entirety as follows:

          "2.1.1 "Unadjusted Purchase Price" means a calculation of the Purchase Price (determined in accordance with 1.2) on the basis of the 1996 Financial Statements as defined in 4.12.3 (less the $2,774,540 net asset value of CASI, including the Excluded Stock, as of September 30, 1996, but not otherwise adjusted for the net asset value effect of the sale by HHI of the Excluded Assets to the Sellers as provided in 6.2.9(a)). Purchaser and Sellers hereby agree that the Unadjusted Purchase Price is $38,031,199, as computed in Schedule 1.2(b)."

     4. Section 2.4 of the Stock Purchase Agreement is hereby amended in its entirety as follows:

          "2.4 Purchase Price Adjustment. If the Gross Margin (i.e., the Net Sales less Cost of Goods Sold) of HHI for the period from October 1, 1996 through the Closing Date, as reflected in the Closing Statements, is less than Twenty and Eight-Tenths percent (20.8%), then the Purchase Price shall be adjusted downwards, but not to exceed a maximum adjustment of Eight Million One Hundred Fifty One Thousand Two Hundred Thirty Five Dollars ($8,151,235.00), as provided in Schedule 2.4, such Purchase Price adjustment referred to as the "Purchase Price Adjustment." For purposes of this 2.4, "Gross Margin", "Net Sales" and "Cost of Goods Sold" will be calculated and determined consistent with the accounting methods, procedures and practices reflected in the 1996 Financial Statements."

     5. Section 7.1.1(e)(ii) of the Stock Purchase Agreement is hereby amended in its entirety as follows:

     "(ii) any Environmental Claim arising with respect to the matters identified on Schedule 7.1.1(e); and"

     6. A new Section 7.1.1(g) is hereby added to the Stock Purchase Agreement, which reads in its entirety as follows:

          "(g) Notwithstanding anything to the contrary contained hereinabove in
     Section 7.1.1(a), Sellers shall have no obligation to indemnify the Purchaser Group, or any of them, for any Claims and Losses which arise out of or based upon any or all of the following matters:

               (i)  lost customers and/or lost sales; and

               (ii) change of mix of customers (including, large versus small) and/or sales (retail and wholesale sales versus manufacturing); and

               (iii) profit overstatements arising from deferred spending (including reduction of spending for supplies), depreciation and other impact of deferred investment (including re: the "sandwich door"), and spring and hardware price reductions for The Home Depot; and

               (iv)change in pricing structure for the Holmes Door division;and

               (v)  loss of employment of Gary Singley; and

               (vi) employee relations (i.e., extensive employee turnover at Tempe, and unionization threat at Holmes Door division); and

               (vii) the salability and technical performance of the "Clypenglyde" product line, except as provided in Section 4.30.4.

     7. Purchaser hereby agrees that the matters listed in Section 7.1.1(g) of the Stock Purchase Agreement as hereinabove stated shall not constitute or give rise to a breach by Sellers under or pursuant to Sections 6.1 and/or 6.2 of the Stock Purchase Agreement.

     8. Except as herein expressly amended, the Stock Purchase Agreement is and shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to the Stock Purchase Agreement to be executed as of the day and year first above written.

SELLERS:                                   PURCHASER:

THE PAUL M. HALOPOFF TRUST                 CLOPAY CORPORATION

By: /s/ Marcia Kay Radelet                 By:/s/ George A. Strutz, Jr.
   Marcia Kay Radelet, Co-Trustee             George A. Strutz, Jr., President

By:/s/Timothy P. Halopoff
   Timothy P. Halopoff, Co-Trustee


                        SIGNATURES CONTINUED ON NEXT PAGE

                      SIGNATURES CONTINUED FROM PRIOR PAGE




THE HALOPOFF IRREVOCABLE TRUST,
DATED FEBRUARY 21, 1991

By:/s/ Timothy P. Halopoff
   Timothy P. Halopoff, Trustee


THE HALOPOFF FAMILY TRUST,
DATED OCTOBER 14, 1985

By:/s/Marcia Kay Radelet
   Marcia Kay Radelet, Trustee

Solely with respect to Sections 7.1 and 9.3
(Indemnities and Non-Competition Covenant)

/s/ Marcia Kay Radelet
Marcia Kay Radelet, Individually